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                                                                   EXHIBIT 99.4


                                 REVLON, INC.


                         SHARES OF CLASS A COMMON STOCK
  OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD STOCKHOLDERS OF REVLON, INC.


TO SECURITIES DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES:

     This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by Revlon, Inc. ("Revlon") of shares of its Class A common stock (as such term is defined below), pursuant to transferable subscription rights (the "Rights") distributed to all holders of record ("Recordholders") of shares of Revlon's Class A and Class B common stock, par value $0.01 per share
(the "Common Stock"), at the close of business on            , 2003 (the
"Record Date"). The Rights are described in Revlon's Prospectus dated
  , 2003 (the "Prospectus").

     In the Rights Offering, Revlon is offering an aggregate of          shares
of its Class A common stock, as described in the Prospectus.

     The Rights will expire, if not exercised, at 5:00 p.m., New York City
time, on           , 2003, unless extended in the sole discretion of Revlon (as it may be extended, the "Expiration Date").

     Each Right allows the holder thereof to subscribe for one share of Class A common stock (the "Basic Subscription Privilege") at the cash price of $ per share (the "Subscription Price").

     Each Right also carries with it the ability for the holder thereof to subscribe (the "Over-Subscription Privilege") for additional shares of Class A common stock that have not been purchased by other Recordholders pursuant to their Basic Subscription Privilege, at the Subscription Price, if such holder has fully exercised its Basic Subscription Privilege. See "The Rights Offering--Subscription Privileges" in the Prospectus.

     The Rights are evidenced by a transferable Rights certificate (a "Subscription Rights Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your
name or the name of your nominee is entitled to one Right for each     shares
of Common Stock owned by such beneficial owner as of the close of business on the Record Date. The Rights will be transferable until the close of business on the last trading day preceding the Expiration Date, at which time they will cease to have value.

     We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

     Please take prompt action to notify any beneficial owners of Common Stock as to the Rights Offering and the procedures and deadlines that must be followed to exercise, transfer or sell their Rights. If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and Revlon, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full, and the number of shares of Class A common stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.
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     All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and the Information Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Revlon, the Subscription Agent or the Information Agent.

     Enclosed are copies of the following documents:

     1. Prospectus;

     2. Instruction as to Use of Revlon, Inc. Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Revlon, Inc.);

     3. A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

     4. Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Revlon, Inc.;

     5. Nominee Holder Certification; and

     6. A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.

     Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Class A common stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED SUBSCRIPTION RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised or sold prior to the Expiration Date will expire without value.

     Additional copies of the enclosed materials may be obtained from the Information Agent, D.F. King & Co., Inc. The Information Agent's telephone number is (800) 949-2583. Banks and brokers please call collect at (212) 269-5550.


                                        Very truly yours,


                                        REVLON, INC.

     NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF REVLON, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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